UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 24, 2014
(Date of earliest event reported)

DARDEN RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-13666

Florida	59-3305930
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1000 Darden Center Drive, Orlando, Florida 32837
(Address of principal executive offices, including zip code)

(407) 245-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Darden Restaurants, Inc. (the “Company”) previously disclosed that Starboard Value LP and its affiliates (“Starboard”) delivered a letter on May 22, 2014 nominating 12 director candidates for election to our Board of Directors at the 2014 annual meeting of shareholders (“Annual Meeting”) scheduled to occur on September 30, 2014.  In connection with a proxy contest, it is possible that Starboard-nominated directors could constitute a majority of the Board following the Annual Meeting.  The terms of our $750 million Revolving Credit Agreement, dated as of October 3, 2011, among the Company, certain lenders party thereto and Bank of America, N.A., as administrative agent (the “Revolving Credit Agreement”), and the Term Loan Agreement, dated as of August 22, 2012, among the Company, certain lenders party thereto and Bank of America, N.A., as administrative agent (the “Term Loan Agreement”) include change of control triggers regarding a turnover of a majority of our Board, resulting in a potential event of default.  Such an event of default could also give rise to an event of default under our indenture, pursuant to which we have $1.9 billion of debt currently outstanding.  Certain outstanding series of our notes require that we make a change of control offer upon a change of control triggering event. Our 6.200% Senior Notes due 2017 (the “2017 Notes”), our 4.50% Senior Notes due 2021 (the “2021 Notes”), our 3.350% Senior Notes due 2022 (the “2022 Notes”) and our 6.800% Senior Notes due 2037 (together with the 2017 Notes, the 2021 Notes and the 2022 Notes, the “Change of Control Public Notes”) all require us to make a change of control offer at 101% of the principal amount thereof plus accrued interest when there is both (i) a “change of control” (as defined therein) and (ii) a “Below Investment Grade Rating Event” (as defined therein). Further, our 3.79% Senior Notes due 2019 and our 4.52% Senior Notes due 2024 also require that we make a change of control offer upon a “change of control” (as defined therein) at 100% of the principal amount thereof plus accrued interest.

Our Board has reviewed and considered actions it could take under the terms of the Company’s indebtedness to address the potential adverse consequences to the Company under such terms from a change of control.  On July 24, 2014, our Board adopted a resolution concerning these debt matters, approving and nominating the Starboard nominees solely for purposes of the debt documents described above in order to avoid such a potential event of default, acceleration of our indebtedness and an obligation to make the change of control offers described above. Such action does not constitute an approval or endorsement of any kind of any of the 12 Starboard nominees as directors of the Company for any other purpose. In particular, the Board is not recommending that shareholders of the Company vote for any of the 12 Starboard nominees at the Company’s upcoming Annual Meeting. The Company believes that no further action is required under the Change of Control Public Notes to eliminate the change of control trigger in the event a majority of the Starboard nominees are elected. The Company is engaged in discussions with its lenders under its Revolving Credit Agreement and Term Loan Agreement with respect to these matters.

In connection with the foregoing, on July 25, 2014, the Company issued a press release announcing extension of the cash tender offer (the “Tender Offer”) and Early Tender Date for up to $610,000,000 aggregate principal amount of our outstanding 2021 Notes, 2022 Notes, 6.000% Senior Notes due 2035 and 6.200% Senior Notes due 2017 (collectively, the “Tender Offer Notes”) to 12:00 midnight, New York City time, on August 7, 2014. Rights to withdraw Tender Offer Notes from the Tender Offer have been reinstated and will now terminate at 12:00 midnight, New York City time, on August 7, 2014.  A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of offers to buy any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and the related Letter of Transmittal, as supplemented by public announcements regarding the Tender Offer Notes. The Tender Offer is not being made to holders of Tender Offer Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
99.1	News release dated July 25, 2014 entitled “Darden Announces Extension of Cash Tender Offer and Early Tender Date.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARDEN RESTAURANTS, INC.

	By:	/s/ William R. White III
William R. White III
Date: July 25, 2014		Senior Vice President and Treasurer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	News release dated July 25, 2014 entitled “Darden Announces Extension of Cash Tender Offer and Early Tender Date.”